I.  INTRODUCTION


	I would like to introduce the other members of our Senior Management Team who are here with us today in alphabetical order:

Frank Boyle
Senior Vice President,
Chief Financial Officer & Treasurer

	Greg Daniels,
	President - Virginia Division

	Page Henley
	Senior Vice President - Development

	Bob Jaeger
	Vice President-Finance
	Westmoreland Energy, Inc.

	Joe Lee
	President
	Westmoreland Coal Sales Company

	Matt Sakurada
	President
	Westmoreland Energy, Inc.

	Tom Sharpe
	Controller

	Ron Stucki
	Senior Vice President - Operations

	Ted Worcester
	Senior Vice President & General Counsel


II.  GOALS & OBJECTIVES


	Our goals and objectives are pretty basic and straightforward.

They are to:

	-	Cover the operating cash shortfall created by our substantial
		heritage costs and losses at the Virginia Division.

	-	Raise and reinvest capital more effectively to create new
	and better sources of operating income.

	-	Continue to reduce costs wherever possible.

	-	Pay regularly scheduled dividends and make up the arrearages.

	-	And ultimately to enhance shareholder value.


III. SUCCESSES/ACCOMPLISHMENTS


	Some people continue to count Westmoreland down and out. They are wrong to do so. While all of us are concerned about the Company, and we still have much in front of us to complete, we can look to the accomplishments and the challenges successfully met in 1994 to see what our commitment, discipline, and hard work can achieve.

In 1994 we:

	-	Successfully utilized a six week "pre-packaged" Chapter 11
proceeding to protect the Company from creditors by facilitating the assignment of assets owned by Kentucky Criterion on reasonable terms

	-	Obtained a cash value of $81 million for the assets of Kentucky
Criterion and closed their sale on a timely basis;

	-	Paid our principal creditors in full, thereby reducing our debt from over $70 million at the end of 1993 to just $14 million today;

	-	Funded the full $23 million equity share available to us in the
Roanoke Valley I and Rensselaer power projects, both of which, along with the Ft. Lupton project, were brought into commercial operation during the year. Good management resulted in the equity requirement at ROVA I being approximately $9 million less than first projected.

		ROVA II went into commercial operation last week, on time and within budget. And with loan conversion at ROVA I and Rensselaer, those projects are now and forever non-recourse to Westmoreland.

We:

	-	Terminated our sales agency and financier relationship with
Adventure Resources, reducing annual working capital requirements by $9 million, and receiving $10 million in notes with improved security to repay a significant portion of the monies previously due us which had been written off;

	-	And, in a related transaction, agreed to transfer Cleancoal Terminal, which had not been profitable for a number of years, plus $2.5 million cash to
CSX in return for cancellation of Westmoreland's guarantee of a debt of
Adventure Resources to CSX which totals $8.9 million and is costing
Westmoreland $840,000 per year in interest payments.  This deal is expected to close later this year and will result in our debt being further reduced to about
$5 million.

We also:

	-	Completed our withdrawal from the export market due to the high working capital requirement and low profit margin of that business and substantially reduced our high cost brokerage business;

	-	Closed the Charlotte, North Carolina; Banner, Kentucky; and Crab
Orchard, West Virginia field offices and reduced related field and headquarters staff to reflect elimination of the export business and the reduction in the brokerage business; and,

	-	Sold our old Eccles and Triangle mine properties and the Gallagher lab facility for $3.8 million plus eliminated significant reclamation and environmental obligations. The Eccles mine last operated in 1986 and development of the Triangle mine complex had ceased in 1980. The Gallagher
Lab had essentially become a support facility for brokered coal operations.

We:

	-	Completed negotiations to sell the Hampton Division located in West
Virginia for $9 million and the elimination of significant on-going reclamation and environmental liabilities.  Hampton had been written off in 1993 so the
Company realized a gain of $9.1 million when this deal closed in January of this year.

In 1994 at Westmoreland Resources we:

	-	Won a new five year contract with Otter Tail Power for
approximately 1.2 to 2.0 million tons per year;

	-	Increased production and sales and completed permitting and road relocation for a new mining area at Sarpy Creek; and

	-	Renegotiated royalty rates on favorable terms with our lessor the
Crow Indian Tribe.

	-	When the Otter Tail Power contract is at its expected shipment level,
Westmoreland Resources should produce over 5 million tons of coal per year

Westmoreland also:

	-	Moved forward with implementation of the new innovative labor agreement with the United Mineworkers in Virginia and perhaps most significantly established in both Virginia and West Virginia a managed care health services network which should result in lower costs for active and retired employees and their dependents for years to come;

	-	Analyzed and determined that surpluses existed in Black Lung and
Pension Trusts that could be used without penalty to defray certain health and restructuring costs.

		As a result the Company was recently reimbursed over $1 million in cash from the Black Lung Fund for previously paid medical expenses for classified employees. And a portion of an early retirement program which will facilitate our restructuring and downsizing can be funded from the Pension
Trust, without impairing our ability to pay pension benefits to present and future retirees.

	-	Negotiated favorable terms for cancellation of our high priced office lease in Philadelphia and then selected a new site for corporate headquarters which will better support development and at the same time save over $700,000 per year on space costs alone; and,

	-	Most importantly, we were able to declare and pay the first preferred dividend in 1995 and I am pleased today to announce that the Board of Directors, at a meeting prior to this Annual Meeting declared a preferred dividend payable
July 1, 1995 to shareholders of record June 20, 1995.

	So, an enormous amount has been accomplished since the last Annual Meeting. We survived. We put a number of serious problems, drags, or potential threats behind us. We took significant steps forward. We finished the year with $15 million in cash and very little debt. You should be proud, as I am, of the team that accomplished all this. I would not count Westmoreland out.


IV. CHALLENGES


	We are poised to move on, but first there is some unfinished work. I am talking about the Virginia Division here.

	With so many and often conflicting interests involved, the path to unlocking the remaining value of Virginia is a complex one, often exacerbated by the tendency of various parties to proceed slowly in hope that less value will need to be shared with Westmoreland as time passes. This is a tendency we have faced and dealt with before as we have strived to return Westmoreland to health.

	As the core mining property, Virginia has been the key variable for the Company for many years. Operational problems surfaced in the 80's and the Division suffered severe losses in the early 90's. Then, after seeing some initial improvement under new management and a more innovative approach to labor relations, Virginia's problems re-emerged in the fourth quarter of 1994. The division subsequently lost a total of $13 million in that and the next quarter as forecasted improvements in both productivity and yield failed to materialize.

	Further losses are not tolerable. One way or another the value of Virginia's assets must be put to work generating cash for years to come. The assets currently of significant value are:

	The coal supply agreement with Duke Power which exceeds current market prices by over $10 per ton until the end of July next year;

	The coal reserves which are not tied to currently unprofitable operations;

	And, certain equipment and supplies.

	Existing operations will only have value if their costs can be reduced.

	Over the past several months we have met with employees, the United Mineworkers of America, Penn Virginia, Duke Power Company, other customers, mining contractors and other operators to determine our options, values, and the best course of action. Bit by bit one party and then another has brought value and various ways to capture that value to the table. We are now cautiously optimistic that some reasonable value can be achieved with Virginia for the near term. We intend to move forward aggressively on this.

	Continuing into the future, the Company's heritage costs pose the greatest challenge on the downside. Heritage cost is a subject most people are relatively new to since changes in accounting standards in recent years have caused them to be accrued on the books of many companies for the first time. We have tried hard at Westmoreland to fully inform our shareholders on these obligations and thought further discussion today might be helpful. (OH #1-6) These costs consist principally of post-retirement medical benefits and workers compensation benefits.

	The nature and determination of the medical and workman's compensation benefits are set forth in the following overheads.

	(OH#7 & 7A)  Like most major companies, significant post-retirement
medical costs will be with us for many years.   When looked at over such
periods of time without taking into account the time value of money - that is what a dollar you need to spend in the year 2035 is worth today, the numbers can seem quite staggering. Of course what is needed to round out the picture are future streams of cash flow, such as earnings from Westmoreland
Energy, which can seem very large, too, when not discounted for the fact that they will not be realized until well into the future.

	For example, Westmoreland's actuaries today estimate that the Company currently has significant post retirement obligations reaching 40 years into the future with total projected payments of around $646 million over that period of time on an undiscounted basis. Likewise, Workers' Compensation costs, based on claims through November 30, 1994, will be present at significant levels for 10 years and with payments over that period of time projected to be approximately $55 million. As you can see from the overhead, for medical retiree and workers compensation we will be disbursing $701 million over the next 50 years with annual payments of $18-20 million a year. It is because such significant future post retirement medical obligations had only been expensed on a pay-as-you-go basis by most companies in the past that the financial accounting standards board issued FAS 106 which requires them to be accrued as they are earned and those earned heretofore but not expensed to be accrued on a "catch-up" basis.

	(OH#8) On a present value basis, that is, when they are discounted for the time value of money, these obligations today equal $188 million for post retirement medical benefits and $27 million for Workers' Compensation. Of these amounts, we have accrued $44 million of the post-retirement medical benefits, including $26 million booked in 1993 in connection with the shutdown of the "family" mines at Hampton. If the balance of the net present value of the medical retiree payments were accrued today, we would have an additional $144 million to recognize. All $27 million of the net present value of the projected Workers' Compensation costs are already on the books.

	Let me caution that these numbers are based on actuarial assumptions and estimates and can change. For example, laying off a person with 20 years experience who is 55 years old would drive the number up because benefits would begin earlier than the age 62 retirement assumption incorporated in current projections. Laying off someone who has less than 20 years service would reduce the number since benefits would not have vested. Re-employment of a vested former employee by another UMWA employer would reduce the number as that employer would become responsible for the post-retirement medical benefits. Lower medical cost inflation or better management of treatment would lower the number. But in virtually any realistic scenario these obligations are substantial and will use cash and reduce earnings for many years to come. Companies must match these obligations either out of existing shareholders equity or future earnings. Bottom line, the stream of cash flow on into the future must match the stream out.

	To take a simplified snapshot of what this means, consider this overhead (OH#9) which depicts Major Operating Cash Flows without earnings from Virginia or any reinvestment in a typical year. It shows a net shortfall of about $15 million. Without the heritage costs, the Company would likely have positive operating cash flow and be able to pay preferred dividends on a sustainable basis even without earnings from Virginia, a favorable resolution on forced outage at ROVA I or reinvestment. We want to talk about how to overcome this deficit, but the point to be made here is that it is these heritage costs that are the problem.

	Let me pause here for a moment to comment again on what these heritage costs could mean for preferred dividends. (OH#10) We begin with Shareholders Equity, which was $51 million as of March 31, 1995. Under controlling Delaware law, limitations are placed on dividends under the following circumstances: What this means is that without offsetting gains or profits and cash flows, the Company could reach a point where it was not able to pay dividends. And, as we have earlier reported, the sale, downsizing or closure of the Virginia operations could accelerate recognition of some or all of the net present value of the post-retirement benefit costs, triggering Delaware's limitations.

	During this period of significant change, it is very important that Westmoreland have access to financing and the ability to raise capital. We recognize that this would be more difficult to do should the Company have a negative net worth and be unable to pay dividends. It is one reason we are so intently focused on this issue.

V. HOW TO GET THERE

	The Company must add significant profit and cash flow in the near term. Our target should be an improvement in cash flow of at least $20 million per year. To me this means the major acquisition of existing profitable operations in the coal and power sectors. There are active secondary markets for the purchase and sale of projects, operations and companies in both areas and we should focus there initially. Capital and imaginative approaches and structure will be critical.

	(OH#11) To finance these acquisitions let me share with you some potential sources of capital we will be pursuing related to current assets:

	(OH#12) We must also look to the creative use of our $162 million in Net Operating Loss Carryforwards. In other words, we need to look for opportunities where these tax shelters, if you will, could be put to use. We are beginning to explore structures now that could help us take advantage of these tax assets.

	Of course, we will explore opportunities for new sources of capital as well, such as project financeable opportunities and investment partners.

	We are also focused in the near term on doing everything possible to gain back the $2-3 million per year in cash flow we believe is rightfully ours at ROVA I and to reduce the annual cash costs for medical and workers' compensation benefits. A mere 10% improvement there would cut the deficit by $1.5 million a year.

	Our mid to long term strategy for growth in power and coal is driven by certain other considerations.

	We have been successful and are well positioned in the Eastern independent power market. We will continue to look for opportunities there out of our Charlottesville, Virginia based office. But we intend to increase our coverage in the midwest and west. RCG/Hagler Bailly in a September
1994 study of the trends for future potential of the independent power market found that the two largest areas of growth potential in the United States between 1995 and 2004 were the states west of the Mississippi at 14,320 MW and the southeastern states at 9,870 MW.

	The western states are expected to have 28% of the projected new independent generating capacity during that period while the southeastern states will have 19% of the new independent generating capacity.

	The next largest area is the east north central region (Michigan, Minnnesota, Illinois, Indiana and Ohio) which projects the addition of 5,785 MW between 1995 and 2004 or 11% of the projected independent power market. This region also has experienced the greatest shift to western coal supply than any other area of the country to date.

	From a thematic point of view, our development effort will focus on Industrial Power and Solid Fuel projects.

	On the coal side our efforts will focus on western opportunities for the following reasons.

	To begin with, our most promising existing coal operation is Westmoreland Resources, Inc., located in the Montana portion of the Powder River Basin.

	RDI, a consultant to Westmoreland, in an initial study in 1994 and in subsequent discussions with Westmoreland analyzed all producing regions of the United States and concluded that the western United States offered Westmoreland at the present time, the best potential for successful acquisition. This was premised on the following factors:

	Growth/Demand - The Northern Powder River Basin is projected to see demand grow by 30% between 1995 and 2000. The Southern Powder River
Basin expects 29% growth in the same period. The Raton, Green River, Hanna and Uinta Basins appear to have growth rates around 10% for this period. The only eastern area expected to show demand growth is central Appalachia, but opportunities there are limited, as I will discuss in a moment. Both northern Appalachia and Illinois Basin are expected to decline during this period by 1% and 29% respectively. Southern Appalachia demand will decline by 6% between 1995 and 2000.

	Cost/Quality - Western coal, in general, is lower cost and high quality. These will be driving factors in our acquisition and development of properties.

	Logistics - The most advantageous transportation situations in the domestic coal industry are to be found in the western U.S. Cost reduction and innovative approaches such as haul back based rates are helping expand the markets in which western coal can compete.

	Niche Markets - We ill also be looking for niche markets. The greatest opportunities in existing mine mouth power plant opportunities are in the western northern and southern lignite properties. While non lignite opportunities exist in all areas, there are a large number in the western states.

	Industry Consolidation - The northern and central Appalachian coal fields are increasingly being dominated by a few large companies.
Opportunities for significant, high quality acquisitions are extremely limited. The western coal fields offer more diversity of ownership and thus more opportunity to "buy in". Properties also tend to be more substantial and attractive. Thus, we think the west deserves our principal attention at this juncture for new properties.

	In both the power and coal sectors we will also look for opportunities to use our people and their expertise, to grow in less capital-intensive ways. We will look for opportunities to manage coal and related facility operations, for example. We will try to expand on providing development and support services in the energy field. As part of our own medical cost containment efforts we will investigate the potential for providing similar services for others.

	We are taking every step we can to focus our future efforts on growth. The Colorado Springs office, while much less expensive, will be dedicated to the primary mission of senior management: the identification of opportunities for growth, the raising of capital, and the completion of deals.

	The future composition of our Board likewise will reflect this emphasis.

VI. CONCLUSION


	Change, progress and success can be forged in adversity. We have that challenge and that opportunity at Westmoreland.

	It takes skill, heart, and hard work. We have a core and are building on it. I am terribly proud of how the Board, management, employees and key outside advisers performed in 1994. They have demonstrated enormous tenacity and commitment. Outside parties who would tarry in hopes of profiting from our faint heartedness or our demise cannot be encouraged by what they have seen.

	We are fewer and much busier than just three years ago and I rely on many people's ingenuity, initiative, and commitment to do what needs to be done, when it needs to be done. It can be a very stressful situation for them. And I know in the circumstances they sometimes fail to get the recognition they deserve. So let me take this opportunity to say from the bottom of my heart, that it has been a great effort and I thank you.

	We accomplished just about everything we said we would a year ago. Challenges remain. To you, our shareholders, know that we will continue to give you our best effort.

	Thank you.  And now may I answer any questions.